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                                                                      EXHIBIT 21

                                WYLE ELECTRONICS

                                  SUBSIDIARIES



The following is a list of all the subsidiaries of the Company, which are included in the Company's Consolidated Financial Statements, and as to each named, the percentage of voting securities owned by the Company.


                                             State of     Percentage of
   Name of Company                         Incorporation    Ownership
   ---------------                         -------------  -------------

Wyle Distribution Group-Santa Clara, Inc.    California        100%

Redwing of California, Inc. (Inactive)       California        100%